Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm” and “Senior Securities” and to the use of our report dated March 28, 2019, in the Registration Statement (Form N-2) of Business Development Corporation of America dated September 16, 2019.

/s/ Ernst & Young LLP

New York, New York

September 16, 2019